UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2008

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive, P.O. Box 5625, Norcross, Georgia	30091-5625
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 441-2051

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Ralph Eatz. Immucor, Inc. (the “Company”) has entered into an employment agreement with Ralph A. Eatz, its Senior Vice President, Chief Scientific Officer, which is effective June 1, 2008 (the “Employment Agreement”). The Employment Agreement replaces Mr. Eatz’ previous employment agreement, which expired May 31, 2008 under its terms. The Employment Agreement contains substantially the same terms as his recently-expired employment agreement except that Mr. Eatz’ annual base compensation has been increased to $415,000, as noted below.

The term of the Employment Agreement is for two years unless sooner terminated under its terms. Under the Employment Agreement Mr. Eatz is required to work a minimum of one-half of a normal work schedule.

If the Company terminated Mr. Eatz’ employment without cause, he would be compensated at a rate equal to his average annual compensation for the remainder of the term of the Employment Agreement. “Cause” is defined generally to include dishonesty, defalcation, continuing inability or refusal to perform reasonable duties, and moral turpitude. In addition, Mr. Eatz may terminate the Employment Agreement upon 120 days written notice to the Company.

If there is a change in control of the Company, and Mr. Eatz terminated his own employment within 60 days after the change in control, or if the Company terminated his employment within two years after the change in control, the Company must pay him a lump sum equal to two times his average annual compensation, plus certain additional amounts if such payments subject him to a federal excise tax under Section 4999 of the Internal Revenue Code.

If Mr. Eatz’ employment under the Employment Agreement is terminated for any reason other than Cause, or if there is a change in control (whether or not Mr. Eatz’ employment terminated), his outstanding, unexercised stock options granted by the Company prior to May 1, 2006 would generally be subject to immediate vesting and would become exercisable in full. However, these acceleration provisions will not apply to any options granted on or after May 1, 2006, and the vesting and exercisability of those stock options will be governed by the terms of the plan and agreement under which they are granted.

The Employment Agreement also contains covenants prohibiting Mr. Eatz from disclosing confidential information and from soliciting the Company’s customers and employees, both during his employment and for specified periods after termination of employment.

The foregoing summary of the material terms and conditions of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by referenced herein.

Executive Officer Salary Increases. Effective June 1, 2008, the annual base compensation for each of the executive officers of the Company has been increased by approximately 5% to the amounts indicated:

Dr. Gioacchino De Chirico	President and CEO	$575,000
Ralph A. Eatz	Senior VP, Chief Scientific Officer	$415,000
Richard A. Flynt	Chief Financial Officer	$294,000
Philip H. Moïse	VP and General Counsel	$473,000

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement dated June 1, 2008 between Immucor, Inc. and Ralph A. Eatz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: June 6, 2008	By:	/s/ Philip H. Moïse
Philip H. Moïse
Vice President and General Counsel